EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.

CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FD Investors: Eric Boyriven / Alexandra Tramont (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2011 RESULTS

- Revenues Increase 8.3% to $1.31 Billion
- First Quarter Diluted Earnings Per Share of $0.36 -
- Backlog Increases 8.5% Year Over Year to $3.57 Billion -

NORWALK, CONNECTICUT, April 28, 2011 – EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2011.

Net income for the first quarter of 2011 increased 12.7% to $24.6 million, or $0.36 per diluted share, from $21.8 million, or $0.32 per diluted share, in the first quarter of 2010.  Revenues for the first quarter of 2011 were $1.31 billion, an 8.3% increase over revenues of $1.21 billion in the 2010 first quarter.  Organic growth in the quarter was 2.9%.

For the first quarter of 2011, operating income was $42.3 million, or 3.2% of revenues, and includes restructuring expenses of $1.0 million.  Operating income for the first quarter of 2010 was $42.3 million, or 3.5% of revenues.  Selling, general and administrative expenses (SG&A) decreased $3.1 million to $119.7 million, or 9.1% of revenues, in the first quarter of 2011, compared to $122.8 million, or 10.1% of revenues, in the first quarter of 2010.

Backlog as of March 31, 2011 was $3.57 billion, compared to backlog of $3.42 billion at the end of the fourth quarter of 2010 and $3.29 billion at March 31, 2010.  The Company’s backlog reflects the contributions of acquired companies, as well as continued improvement in demand across most of the Company’s sectors.  The Company’s current backlog represents the highest quarterly backlog level since the first quarter of 2009 and continues the recent trend where the organic book-to-bill ratio was at least 1.0.

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “The 2011 first quarter was a solid start to the year.  We executed well in a challenging environment and the result was solid financial performance.”

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EMCOR Reports First Quarter Results	Page 2

Mr. Guzzi continued, “Our results for the quarter were driven by superior performance of our large construction projects, as well as a recovery in demand for our services in the refinery sector.  We also continue to benefit from our expense control efforts, as SG&A declined on both a relative and absolute basis despite the increase in expense from acquisitions.  These factors more than offset conditions in the markets for our small project work that remain challenging as a result of keen competitive pricing.  On balance, however, the Company is performing largely as we expected it would at this point in the cycle.”

Mr. Guzzi concluded, “As we look ahead to the rest of 2011, we continue to see some benefit from pre-recessionary projects and the Company remains positioned to leverage opportunities for growth as our markets continue to recover.  The growth in demand from the refining sector has continued and, more broadly, we are increasing our backlog as customers have begun to gradually put their capital to work in many of the market sectors we serve.  However, the economy remains uncertain in which all macroeconomic factors are still not positively aligned and may affect the timing and pace of a recovery thus impacting demand for our services.  Overall, we are very pleased with our positioning and progress to date and look forward to continued execution across all of our businesses, and we believe our reduced cost structure will serve us well as markets improve.”

The Company noted that, based on the current size and mix of its backlog and assuming a continuation of existing market conditions, it continues to expect to generate revenues in 2011 of approximately $5.3 - $5.5 billion, and diluted earnings per share for 2011 of $1.45 to $1.85.

EMCOR Group, Inc. is a Fortune 500® worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services.  This press release and other press releases may be viewed at the Company’s Web site at www.emcorgroup.com.

EMCOR Group’s first quarter conference call will be available live via internet broadcast today, Thursday, April 28, at 10:30 AM Eastern Daylight Time.  You can access the live call through the Home Page of the Company’s Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995.  Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements.  These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Accordingly these statements are no guarantee of future performance.  Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business.  Certain of the risks and factors associated with EMCOR’s business are also discussed in the Company’s 2010 Form 10-K, its Form 10-Q for the first quarter ended March 31, 2011, and in other reports filed from time to time with the Securities and Exchange Commission.  All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	(Unaudited) For the Three Months Ended March 31,
	2011	2010

Revenues	$1,312,231	$1,212,212
Cost of sales	1,149,261	1,047,096
Gross profit	162,970	165,116
Selling, general and administrative expenses	119,671	122,797
Restructuring expenses	961	—

Operating income	42,338	42,319
Interest expense, net	2,184	2,391

Income before income taxes	40,154	39,928
Income tax provision	14,778	17,511

Net income including noncontrolling interests	25,376	22,417
Less: Net income attributable to noncontrolling interests	782	600

Net income attributable to EMCOR Group, Inc.	$24,594	$21,817

Basic earnings per common share:

Net income attributable to EMCOR Group, Inc. common stockholders	$0.37	$0.33

Diluted earnings per common share:

Net income attributable to EMCOR Group, Inc. common stockholders	$0.36	$0.32

Weighted average shares of common stock outstanding:
Basic	66,808,867	66,316,105
Diluted	68,581,276	67,898,224

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) March 31, 2011	Dec. 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$631,984	$710,836
Accounts receivable, net	1,103,195	1,090,927
Costs and estimated earnings in excel of billings on uncompleted contracts	111,858	88,253
Inventories	38,035	32,778
Prepaid expenses and other	56,799	57,373
Total current assets	1,941,871	1,980,167

Investments, notes and other long-term receivables	5,767	6,211
Property, plant & equipment, net	88,549	88,615
Goodwill	426,688	406,804
Identifiable intangible assets, net	259,401	245,089
Other assets	27,737	28,656
Total assets	$2,750,013	$2,755,542

LIABILITIES AND EQUITY
Current liabilities
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	478	489
Accounts payable	392,524	416,715
Billings in excess of costs and estimated earnings on uncompleted contracts	458,405	456,690
Accrued payroll and benefits	164,141	192,407
Other accrued expenses and liabilities	171,906	166,398
Total current liabilities	1,187,454	1,232,699

Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	1,426	1,184
Other long-term obligations	217,623	208,814
Total liabilities	1,556,503	1,592,697

Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,182,826	1,152,943
Noncontrolling interests	10,684	9,902
Total equity	1,193,510	1,162,845
Total liabilities and equity	$2,750,013	$2,755,542